Exhibit 99.1

Contact:

Eric London

TSD Communications for Capitol Acquisition Corp.

(202) 986-9805

FOR IMMEDIATE RELEASE

CAPITOL ACQUISITION CORP.’S

OVER-ALLOTMENT OPTION EXERCISED BY UNDERWRITERS

Washington, D.C., December 12, 2007 – Capitol Acquisition Corp. (AMEX: CLA.U) announced today that the underwriters for its initial public offering exercised their over-allotment option to the extent of 1,249,000 units and purchased such units on December 12, 2007. Each unit sold by the Company consisted of one share of common stock and one warrant. The 26,249,000 units sold in the offering, including the 1,249,000 units subject to the over-allotment option, were sold at an offering price of $10.00 per unit, generating gross proceeds of $262,490,000 to the Company. The offering was led by Citi, acting as sole book-running manager and Ladenburg Thalmann & Co. Inc. acting as co-manager. The offering is being made only by means of a prospectus, copies of which may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220.

The Company also announced that separate trading of the common stock and warrants underlying the units will commence on December 12, 2007. The common stock and warrants will be listed on the American Stock Exchange under the symbols CLA and CLA.WS, respectively. Units not separated will continue to trade on the American Stock Exchange under the symbol CLA.U.

Capitol Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more operating businesses or assets. Its efforts in identifying a prospective target business will not be limited to a particular industry.

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